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                                                              Exhibit 99.1

For Immediate Release
August 25, 2004

NORDSTROM ANNOUNCES $300 MILLION SHARE REPURCHASE PROGRAM

   SEATTLE - August 25, 2004 - Nordstrom, Inc. (NYSE: JWN) today announced that its Board of Directors has authorized a $300 million share repurchase program. In November of 1999, the Board authorized a $150 million share repurchase program of which $82 million remains. The company last repurchased shares in the beginning of 2001. The remaining authorization is being replaced today with the $300 million program. The shares are expected to be acquired through open market transactions during the next 12 to 24 months.
The actual number and timing of share repurchases will be subject to market conditions and applicable SEC rules.
   "The company's balance sheet and operating performance are strong and this share repurchase program reflects the confidence we have in our business and our ongoing commitment to return value to shareholders," said President Blake Nordstrom.
   Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 149 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, Nordstrom today operates 93 full-line stores, 49 Nordstrom Racks, five U.S. Faconnable boutiques, one freestanding shoe store, and one clearance store. Nordstrom also operates 31 international Faconnable boutiques, primarily in Europe. Additionally, Nordstrom Direct serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.
   Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of
1995) that involves risks and uncertainties, including anticipated results, store openings and distribution channels, planned capital expenditures, and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the company's ability to predict fashion trends, consumer apparel buying patterns, the company's ability to control costs, weather conditions, hazards of nature such as earthquakes and floods, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, and the impact of economic and competitive market forces, including the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry. Our SEC reports may contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide.


Investor Contact:                      Media Contact:
Stephanie Allen, 206-303-3262          Deniz Anders, 206-373-3038